Exhibit 99.1

Thomas & Betts Corporation Announces Chief Financial Officer to Retire

William E. Weaver, Jr., Controller, Named as Successor

MEMPHIS, Tenn.--(BUSINESS WIRE)--June 8, 2009--Thomas & Betts Corporation (NYSE: TNB), today announced that Kenneth W. Fluke, senior vice president and chief financial officer, will retire from the company on October 1, 2009, a decision which reflects a planned succession. William E. Weaver, Jr., Thomas & Betts vice president and controller, will succeed Fluke.

“Ken Fluke has played an invaluable role in our company’s growth and transition over the past several years,” said Dominic J. Pileggi, chairman and chief executive officer. “As a result of his leadership, Thomas & Betts is financially and strategically sound. We thank Ken for his contributions and wish him all the best with his decision to transition to a life focused on family and charitable work.”

William E. Weaver, Jr., has served as the company’s controller since November 2008. Prior to joining Thomas & Betts, Weaver was chief financial officer for First Horizon Home Loans/MetLife Home Loans, a position he assumed in June 2006. He also spent 22 years in public accounting -- including 11 years as a partner -- with KPMG, LLP and Arthur Andersen LLP.

“Bill is extremely well suited to assume the position of chief financial officer,” said Pileggi. “He is a proven financial executive with strong analytical skills and the hands-on experience needed to help lead Thomas & Betts forward. He also knows the company extremely well, having served as the lead partner for our outside auditor. This combination will make for a seamless transition into his new role.”

Thomas & Betts Corporation (www.tnb.com) is a leading designer and manufacturer of electrical components used in industrial, commercial, communications and utility markets. The company is also a leading producer of commercial heating and ventilation units and highly engineered steel structures used, among other things, for utility transmission. Headquartered in Memphis, Tenn., the company has manufacturing, distribution and office facilities worldwide. In 2008, the company reported $2.5 billion in net sales.

CAUTIONARY STATEMENT

This press release includes forward-looking statements that are identified by terms such as "optimistic," "trend," "will," and "believe." These statements discuss business strategies, economic outlook and future performance. These forward-looking statements make assumptions regarding the company's operations, business, economic and political environment, including, without limitation, customer demand, government regulation, terrorist acts and acts of war. Accordingly, these forward-looking statements are not guarantees of future performance and involve risks and uncertainties. Actual results may be materially different from any future results expressed or implied by such forward-looking statements. Please see the "Risk Factors" section of the company's Form 10-K for the fiscal year ended December 31, 2008 for further information related to these uncertainties. The company undertakes no obligation to publicly release any revisions to any forward-looking statements contained in this press release to reflect events or circumstances occurring after the date of this release or to reflect the occurrence of unanticipated events.

CONTACT:
Thomas & Betts Corporation
Tricia Bergeron, 901-252-8266
tricia.bergeron@tnb.com